UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2004

PEMSTAR INC.

(Exact name of registrant as specified in its charter)

Minnesota	0-31223	41-1771227

(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

3535 Technology Drive N.W., Rochester, Minnesota 55901

(Address of principal executive offices)

Registrant’s telephone number, including area code: (507) 288-6720

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities

As previously announced in its Form 8-K filed on October 6, 2004, Pemstar’s officers have approved plans to restructure certain operations and exit certain manufacturing facilities in its Americas region. Pemstar committed to supplement its filing within four days of making determinations of the amounts and types of cash and non-cash charges to be taken in connection with the capacity reduction initiative.

On December 3, 2004, the officers completed their determination of actions to be taken to reduce excess manufacturing capacity and announced these actions to the remaining affected employees. Pemstar will integrate management of its sites in Dunseith, North Dakota, Chaska, Minnesota and Rochester, Minnesota into one virtual operational entity with shared general management and support services. As part of the management integration, Pemstar will also eliminate surplus space at both its Chaska and Rochester locations Pemstar will discontinue operations at its facilities in Taunton, Massachusetts, and Hortolandia, Brazil. These actions will result in space reductions of approximately 190,000 square feet of manufacturing space.

As a result of these restructuring actions, Pemstar will incur fiscal third quarter charges for future lease costs ($1.8 million), employee severance costs ($0.2 million), fixed asset write-downs ($1.5 million) and other wind down costs (up to $0.5 million). Of these, approximately $1.5 million are expected to be non-cash charges. In addition, these actions may result in contract end of life costs, not expected to exceed $0.4 million, for customers which are not transferred to other available production capacity.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

December 9, 2004

PEMSTAR INC.

By:	/s/ Greg S. Lea
Gregory S. Lea, Executive Vice President and Chief Financial Officer